Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact: Affymetrix, Inc.

Doug Farrell, 408-731-5285

Vice President of Investor Relations

AFFYMETRIX CLOSES $275 MILLION SENIOR CONVERTIBLE NOTES OFFERING

Santa Clara, Calif. — November 16, 2007 — Affymetrix, Inc., (Nasdaq: AFFX) today announced the closing of its previously announced registered offering of $275 million aggregate principal amount of unsecured 3.50% Senior Convertible Notes due 2038.

As previously announced, the Company intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include funding its operations, capital expenditures, potential acquisitions of businesses, product or technologies it believes to be of strategic importance and repurchases or redemption of all or a portion of its 0.75% Senior Convertible Notes due 2033.

The notes will be convertible into Affymetrix common stock at an initial conversion rate of 33.191 shares per $1,000 principal amount of notes, subject to adjustment. This conversion rate is equivalent to an initial conversion price of approximately $30.12 per share. This represents a 39% premium to the last reported sale price of Affymetrix’ common stock on the NASDAQ Global Select Market on the pricing date of November 13, 2007.

J.P. Morgan Securities Inc. is acting as the sole book-running manager of the offering.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements in this press release that are not historical are “forward-looking statements” under the federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited the Company’s anticipated use of proceeds. For a detailed discussion of these and other cautionary statements and risk factors, please refer to the Company’s Form 10-K for the year ended December 31, 2006 and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations or any change in events, conditions, or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix and the Affymetrix logo are trademarks owned or used by Affymetrix, Inc.